Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Danielson Holding Corporation of our report dated March 15, 2005 relating to the financial statements of Ref-Fuel Holdings LLC and Subsidiaries as of December 31, 2004 and 2003, for the year ended December 31, 2004, and the period from December 12, 2003 to December 31, 2003, which appears in the Current Report on Form 8-K of Danielson Holding Corporation dated April 7, 2005. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
May 23, 2005